Jan. 22, 2018 Contact: Media Relations (206) 304-0008 newsroom@alaskaair.com Retired Boeing Executive Ray Conner Brings 40 years of Global Experience to Alaska Air Group Board SEATTLE —Alaska Air Group, the parent company of Alaska Airlines, Virgin America and Horizon Air, announced the appointment of Ray Conner, retired president and chief executive officer of Boeing Commercial Airplanes and former vice chairman of The Boeing Company, to the company's board of directors. Conner brings over 40 years of global leadership experience to the Seattle-based airline’s board, having served as Boeing’s most senior executive in the Pacific Northwest until his retirement in 2017. His appointment affirms Alaska Airlines’ commitment to its Pacific Northwest roots as well as its focus on safety, growing a sustainable fleet and expanding its global reach with loyalty partners that connect the West Coast to worldwide hubs. Conner will serve on the Board’s Safety Committee. “Ray grew up next to Sea-Tac Airport and attended Highline High School. Over his long and successful career, he has earned a reputation for doing the right thing, both for customers and for employees. Many leaders aspire to this worthy goal, but Ray has actually done it,” said Brad Tilden, chairman and chief executive officer of Alaska Air Group. “His counsel will be extremely valuable as we improve and grow our company in the years ahead.” Conner started working on the 727 line as a mechanic in 1977, helping to pay his way through college. From there, he rose through the ranks initially becoming Boeing Commercial Airplane’s sales director for Thailand followed by various other management positions including: vice president of the Propulsion Systems Division, vice president and general manager of the 747 program, vice president of Asia/Pacific Sales for Commercial Airplanes, vice president of Sales for the Americas and vice president and general manager of Supply Chain Management.

Most recently, as president and chief executive officer of Boeing Commercial Airplanes, Conner was responsible for delivering on a record backlog and overseeing the growth of its airplane programs and services. He holds a bachelor’s degree from Central Washington University and a master’s from the University of Puget Sound. Conner also serves on the board of directors of the Boys and Girls Clubs of Bellevue and Adient, a global supplier of seats to the automotive and aerospace industry. Alaska Air Group has been recognized for its diversity, with women holding 40 percent of the seats on its Board of Directors. Directors serve one-year terms and the company's bylaws require annual elections of all board members. Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK). # # #